CODE OF ETHICS OF OPENCELL BIOMED, INC.

MISSION STATEMENT

The following code is designed to create a guide to which OpenCell BioMed, Inc. believes are business practices to establish strong corporate governance, in order to protect the interests of the Company and all shareholders.

Such code, if followed, will create an ethical working environment which will deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure as is required and/or otherwise deemed proper by management of this company in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission and other government agencies and in other public communications made by this Company; and compliance with applicable governmental laws, rules and regulations; which also includes as an integral part thereof the prompt internal reporting of violations of this code to an appropriate person or persons identified in the code; and accountability for adherence to the code.

In furtherance thereof adherence to the following general guidelines to and policy of OpenCell BioMed, Inc. is mandated for all employees, officers, directors and consultants and should be reviewed and examined in relation to all other persons with whom personnel of this Company may come in contact in furtherance of the interests of this Company.

It is important to remember that a strong value system based on integrity and accountability has always been at the core of this Company's existence and this Company has always stressed ethical standards of business without a formal declaration as to the particulars of such standards, this Company being always hopeful that these general ethical standards were understood by and to be the required conduct for all with whom this Company associates. This document outlines this Company's legal requirements regarding the ethics of our operations and provides guidance for understanding and adhering to our business values but is not to be considered the complete description of what is considered by this Company as ethical behavior. Ethics is a concept that this Company wants to translate into practice. Fair treatment, kind regard, courtesy and respect, use of good business judgment, and altruism are only a sample of ethical behavior we promote. The guidelines set forth herein provide concepts which this Company desires its employees, affiliates and other Company personnel to reflect in their practice.

Ethical behavior is important in its own right. However, it is also good for our business because it fosters one of our greatest assets-customer, client and investor trust. So take the time to read these Guidelines. Embrace them. And continue to live by the code of ethical conduct that has served our company so well.

1. Introduction

In this Company the Chief Executive Officer and senior executives are chiefly responsible for setting standards of business ethics and overseeing compliance with these standards. It is the individual responsibility of each and every employee of this company to comply with these standards.

2. Communications Channels

If any of this Company's associated personnel know of or suspect an unlawful or unethical situation, they should promptly contact the corporate secretary or any member of this Company's Audit Committee and/or Governance and Nominating Committee which contact information should be set forth in this Company's annual report and proxy statement. E-mail address at info@opencellbiomed.com or as may otherwise be established by Company management shall be provided for focus on claims and inquiries regarding this Company's ethics. Appropriate person(s) at this Company's corporate level shall promptly review any report of unlawful or unethical conduct.

3. Personal Conduct

This Company's reputation for integrity and business ethics should never be taken for granted. To maintain that reputation, this Company's personnel must follow all of this Company's Business Conduct Guidelines and exercise good judgment in their decisions and actions.

If Company management finds that a persons' conduct on or off the job adversely affects their performance, that of other employees, or this Company's legitimate business interests, that person will be subject to disciplinary measures, including dismissal.

4. General Concepts

All persons acting under and within authority and on behalf of this Company shall:

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Act with honesty and integrity, avoiding actual or apparent conflicts of interest in their personal and professional relationships.

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Where authorized to provide information regarding this Company to provide such information only as is accurate, complete, objective, fair, relevant, timely and understandable, including information in all filings with and other submissions to the U.S. Securities and Exchange Commission and other applicable government sources.

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Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

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Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

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Respect the confidentiality of and not disclose information acquired in the course of one's work which might be considered confidential except when authorized or otherwise legally obligated to so disclose.

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Confidential information acquired in the course of one's work shall not be used for personal advantage.

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Share knowledge and maintain professional skills important and relevant to the needs of this Company and the needs of the person sharing the information related thereto.

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Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community understanding that one's conduct in such environment is reflective on this Company for whom such person works.

5. No Speculative or Insider Trading

Federal law and Company policy prohibits officers, directors and employees, directly or indirectly through their families or others, from purchasing or selling this Company's stock because of and while in the possession of material, non-public information concerning this Company. This same prohibition applies to trading in the stock of other publicly held companies on the basis of material, non-public information.

Material, non-public information is any information that could reasonably be expected to affect the price of a stock. If an officer, director, or employee is considering buying or selling a stock because of inside information they possess, they should assume that such information is material. It is also important for the officer, director or employee to keep in mind that if any trade they make becomes the subject of an investigation by the government, the trade will be viewed after the fact with the benefit of hindsight. Consequently, officers, directors, and employees should always carefully consider how their trades would look from this perspective.

Two simple rules can protect in this area: (1) Do not use non-public information for personal gain. (2) Do not pass along such information to someone else who has no need to know.

6. Be Timely and Accurate In All Public Reports

As a public company, this Company must be fair and accurate in all reports filed with the United States Securities and Exchange Commission. This Company's officers and directors are responsible for ensuring that all reports are filed in a timely manner and that they fairly present the financial condition and operating results of this Company.

Securities laws are vigorously enforced. Violations may result in severe penalties including forced sales of parts of the business and significant fines against this Company. There may also be sanctions against individual officers, directors, or employees for violations including substantial fines and/or prison sentences.

The Chief Executive Officer and Chief Financial Officer shall certify to the accuracy of reports filed with the SEC in accordance with the Sarbanes-Oxley Act of 2002. Officers and Directors who knowingly or willingly make false certifications may be subject to criminal penalties or sanctions including fines and imprisonment.

7. Avoid Conflicts of Interest

This Company's officers, directors and employees have an obligation to give their complete loyalty to the best interest of this Company. They should avoid any action that may involve, or may appear to involve a conflict of interest with this Company. Officers, directors and employees should not have any financial or other business relationships with suppliers, customers or competitors that might impair, or even appear to impair, the independence of any judgment they may need to make on behalf of this Company.

Officers, Directors and employees are under a continuing obligation to disclose any situation that presents the possibility of a conflict or disparity of interest between the officer, director or employee and this Company. Disclosure of any potential conflict is the key to remaining in full compliance with this policy.

8. Compete Ethically and Fairly For Business Opportunities

All of this Company's personnel must comply with the laws and regulations that pertain to the acquisition of any business opportunity. This Company shall compete fairly and ethically for all business opportunities. In circumstances where there is reason to believe that the release or receipt of non-public information is unauthorized, do not attempt to obtain and do not accept such information from any source.

Company personnel involved in Company transactions must be certain that all statements, communications, and representations made regarding this Company are accurate and truthful.

9. Maintain the Integrity of Consultants, Agents, and Representatives

Business integrity is a key standard for those who represent this Company. Agents, representatives, and consultants must certify their willingness to comply with our policies and procedures and must never circumvent our values and principles.

10. Protect Proprietary Information

Proprietary Company information may not be disclosed to anyone without proper authorization. Keep proprietary documents protected and secure. In the course of normal business activities, associates, customers and competitors may sometimes divulge information that is proprietary to their business. Respect these confidences.

11. Responsible Use of Company Assets

Achieve responsible use, control, and stewardship over all assets and resources of this Company that are employed by or entrusted to the recipients of such property for the benefit of this Company.

12. Avoid Undue Interference

Company Personnel shall not and shall not attempt to unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of this Company's financial statements or accounting books and records nor apply such conduct to the application to this Company of any other relevant regulations.

13. Board Committees

The Board of Directors shall establish an Audit Committee empowered to enforce this Code of Ethics. The Audit Committee shall report to the Board of Directors at least once a year regarding the effectiveness of this Company's Code of Ethics, its disclosure controls and reporting procedures, and its general business conduct.

14. Compliance Measures

This Company shall consistently enforce its Code of Ethics and Business Conduct through appropriate means of discipline. Violations of the Code shall be promptly reported to the Audit Committee. Pursuant to procedures adopted by it, the Audit Committee shall determine whether violations of the Code have occurred and, if so, shall determine the disciplinary measure to be taken against any employee or agent who has so violated the Code.

Disciplinary measures, may be invoked at the discretion of the Audit Committee, and may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing, including but not limited to, persons who fail to use reasonable care to detect violations, persons who if requested to divulge information withhold material information regarding a violation, and supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

/s/ Mislav Pavelic

/s/ Mislav Pavelic

_____________________________

_____________________________

Chief Executive Officer

Interim Chief Financial Officer

Effective:  as of November 30, 2008